Exhibit 10.22

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

JOINT DEVELOPMENT AGREEMENT

This Joint Development Agreement (this “JDA”), is dated as of this 15th day of April, 2011 (“Effective Date”), by and between Genomatica, Inc., a Delaware corporation with principal offices located at 10520 Wateridge Circle, San Diego, California 92121 (hereinafter referred to as “Genomatica”), and Chemtex Italia S.r.l., an Italian corporation with principal offices located at Strada Ribrocca n. 11, 15057 Tortona (AL), Italy (hereinafter referred to as “Chemtex”).

RECITALS:

WHEREAS, Genomatica has invented and developed proprietary technology and recombinant microorganisms to produce 1,4-butanediol (“Bio-BDO”);

WHEREAS, Chemtex has invented and developed the proprietary PROESA™ process, which converts Biomass to cellulosic sugars;

WHEREAS, Genomatica and Chemtex have evaluated the economic feasibility of a biological route for the manufacture of Bio-BDO using Biomass cellulosic sugars;

WHEREAS, Genomatica and Chemtex mutually desire to join their respective strengths in a relationship for the joint development of a process combining their respective processes for producing renewable Bio-BDO from Biomass feedstocks; and

WHEREAS, each Party recognizes it may be necessary or desirable to grant to the other Party access to certain intellectual property in order to carry out the objectives of this JDA.

NOW THEREFORE, Genomatica and Chemtex agree to the following terms and conditions:

ARTICLE I

DEFINITIONS

1.1. Previously Defined Terms. Each term defined in the preamble and the Recitals to this JDA shall have the meaning set forth above whenever used herein.

1.2. Definitions. In addition to the terms defined in the preamble and the Recitals of this JDA, the following terms, whenever used herein, shall have the meanings set forth below:

1.2.1 “Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, and for this purpose, “control,” “controlled by” and “common control” shall mean the ownership and voting control of more than 50% of the outstanding voting securities or interest in capital or profits of such specified Person, or the right to direct or control the management or affairs of such specified Person by contract or similar arrangement. Should a Person divest an Affiliate or should an Affiliate cease to satisfy this definition, such Affiliate’s rights and obligations under this JDA shall be terminated.

1.2.2 “Background Intellectual Property” shall mean all Intellectual Property first conceived, reduced to practice and/or otherwise acquired or obtained by a Party prior to the Effective Date of this JDA or outside of the course of the Joint Development Program and during the term of this JDA, including rights arising in the course of prosecution and maintenance of such Intellectual Property, which such Party discloses or otherwise provides to the other Party for use in the Joint Development Program.

1.2.3 “Bio-BDO Field” shall mean the biological manufacture of Bio-BDO from sugars produced from Biomass and the marketing and the sale of Bio-BDO manufactured from sugars produced from Biomass, and includes research and development related to the foregoing.

1.2.4 “Biomass” shall mean any non-food agriculture plant (such as but not limited to poplar, eucalyptus and energy crops) and agricultural waste (such as but not limited to straw, corn stover and sugar cane bagasse) that can be used as a renewable non-food feedstock for the production of sugars (which non-food feedstock excludes, without limitation, first generation food feedstocks of corn, wheat, sugar beets and sugar cane).

1.2.5 “Bioprocess” shall mean a fermentation process using microorganisms for the production of Bio-BDO, and including the downstream Bio-BDO purification steps.

1.2.6 “Chemtex Confidential Information” shall mean any Confidential Information of Chemtex.

1.2.7 “Chemtex Intellectual Property” shall mean (a) all Background Intellectual Property owned or licensed (with the right to grant licenses or sublicenses) by Chemtex which claims or covers all or part of the PROESA™ Process Technology, and (b) all JDA Intellectual Property owned by Chemtex.

1.2.8 “Commercialization KPIs” shall have the meaning set forth in Section 3.1(b).

1.2.9 “Commercial Process” shall have the meaning set forth in Section 2.1.

1.2.10 “Confidential Information” shall mean any and all proprietary information and materials, in any form (written, oral, photographic, electronic, magnetic, or otherwise), including without limitation, information related to technical, business, and intellectual property matters, intellectual property including know-how, data, trade secrets, and all documents and other physical materials relating to prototypes, materials, compositions, devices, methods, or procedures related to the research and development, manufacture, use or sale of Bio-BDO. Confidential Information of a Party disclosed pursuant to the NDA shall be treated as Confidential Information under this JDA. The Chemtex Intellectual Property shall be Confidential Information of Chemtex, and the Genomatica Intellectual Property shall be Confidential Information of Genomatica.

1.2.11 “Damages” shall have the meaning set forth in Section 13.1.

1.2.12 “Development Plan” shall mean the plan for activities to be conducted under the Joint Development Program which is set forth in Schedule 1.2.12, including deliverables, estimated timelines and budget, which may be amended by the JDC pursuant to Section 5.2.

1.2.13 “Facilities” shall mean the Chemtex facilities located in Rivalta Scrivia (AL) – Italy.

1.2.14 “Genomatica Confidential Information” shall mean any Confidential Information of Genomatica.

1.2.15 “Genomatica Intellectual Property” shall mean (a) all Background Intellectual Property owned or licensed (with the right to grant licenses or sublicenses) by Genomatica, which claims or covers all or part of a Bioprocess, including the components (including Genomatica Microorganisms) used in a Bioprocess, (b) all Process Intellectual Property, and (c) all JDA Intellectual Property owned by Genomatica.

1.2.16 “Genomatica Microorganism(s)” shall mean microorganisms designated by Genomatica and identified in Schedule 1.2.16 and which may be supplied by Genomatica during the term of the Joint Development Program.

1.2.17 “Intellectual Property” shall mean all (a) Patent Rights, (b) trademarks, service marks, domain names, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) computer software, data, and documentation, (e) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (f) other proprietary rights relating to any of the foregoing, and (g) copies and tangible embodiments thereof.

1.2.18 “JDA Intellectual Property” shall mean all Intellectual Property first conceived, reduced to practice and/or otherwise acquired or obtained solely by a Party or jointly by the Parties in the course of and during the term of the Joint Development Program, including rights arising in the course of prosecution and maintenance of such Intellectual Property, but excluding all Process Intellectual Property.

1.2.19 “Joint Development Committee” or “JDC” shall mean the joint committee established pursuant to Article V.

1.2.20 “Joint Development Program” shall mean the joint program undertaken by the Parties under this JDA as described in Articles II and III.

1.2.21 “Law” shall mean any federal, state, regional, local, or foreign law, constitution, rule, statute, ordinance, regulation, order, code, judgment, charge, writ, injunction, or decree.

1.2.22 “MOU” shall have the meaning set forth in Section 1.2.32.

1.2.23 “NDA” shall mean the nondisclosure agreement between the Parties dated 19 March 2010 between M&G Finanziaria S.r.l. and Genomatica and covering also M&G Finanziaria Affiliates, which includes Chemtex.

1.2.24 “Party” shall mean Genomatica or Chemtex, as the case may be, and “Parties” shall mean Genomatica and Chemtex.

1.2.25 “Patent Rights” shall mean any patent application, certificate of invention, application for certificate of invention, priority patent filing or patent (foreign or domestic), including any and all divisionals, continuation (in whole or in part), request for continued examination, reissues, reexaminations, additions, substitution cases, confirmations, registrations, revalidations, revisions, renewals and extensions thereof.

1.2.26 “Person” shall mean an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

1.2.27 “Pilot Phase” shall have the meaning set forth in Section 2.2.

1.2.28 “Pilot Plant Facility” shall have the meaning set forth in Section 2.1.

1.2.29 “Process Intellectual Property” shall mean all Intellectual Property relating to all or part of a Bioprocess, including any components (including microorganisms) used in a Bioprocess, and/or the basic engineering package that uses or incorporates the Bioprocess, which Intellectual Property is first conceived, reduced to practice and/or otherwise acquired or obtained solely by a Party or jointly by the Parties in the course of and during the term of the Joint Development Program, including rights arising in the course of prosecution and maintenance of such Intellectual Property. For clarification, Process Intellectual Property excludes all Background Intellectual Property.

1.2.30 “PROESA™ Intellectual Property” shall mean all Intellectual Property relating to all or part of PROESA™ Process Technology, including any components used in PROESA™ Process Technology, and/or the basic engineering package that uses or incorporates the PROESA™ Process Technology, which Intellectual Property is first conceived, reduced to practice and/or otherwise acquired or obtained solely by a Party or jointly by the Parties in the course of and during the term of the Joint Development Program, including rights arising in the course of prosecution and maintenance of such Intellectual Property. For clarification, PROESA™ Intellectual Property excludes all Background Intellectual Property.

1.2.31 “PROESA™ License” shall have the meaning set forth in Section 3.3.

1.2.32 “PROESA™ License Agreement” shall mean the license in the Bio-BDO Field granted by Chemtex to Genomatica for the use of the PROESA™ Technology, PROESA™ Intellectual Property and Chemtex Intellectual Property in the Commercial Process where the scope of the license and the applicable conditions are as set out in the “Biomass to Chemicals Partnership Memorandum of Understanding (MOU)” between Genomatica and Gruppo M&G dated February 14, 2011 (hereinafter referred to as the “MOU”). The MOU is attached hereto as Schedule 1.2.36.

1.2.33 “PROESA™ Process Technology” shall mean the process configuration, operating parameters and conditions, the equipment set up and/or the equipment design to produce fermentable sugar or precursor of fermentable sugar from Biomass […***…]. For clarification, PROESA™ Process Technology does not include any technology (including, but not limited to, process configuration, operating parameters and conditions, equipment set up and/or equipment design) with respect to any portion of a process using fermentable sugar, including, without limitation, any process for fermentation of fermentable sugars.

1.2.34 “Representatives” shall mean, with respect to any Person, the directors, officers, employees, agents, Affiliates, or other representatives of such specified Person, including, without limitation, financial advisors, consultants, and counsel.

1.2.35 “Territory” shall mean the world.

1.2.36 “Third Party(ies)” shall mean any Person other than Genomatica and its Affiliates or Chemtex and its Affiliates.

1.2.37 “Third Party Agreement” shall have the meaning set forth in Section 3.3.

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ARTICLE II

JOINT DEVELOPMENT PROGRAM OBJECTIVES

2.1. Objectives. The purpose of the Parties’ relationship under this JDA is to further develop Genomatica’s current Bioprocess at the Chemtex’s PROESA™ pilot plant located at the Facilities (the “Pilot Plant Facility”) to produce Bio-BDO from cellulosic sugars produced from Biomass feedstocks by modifying the Pilot Plant Facility to develop Genomatica’s current Bioprocess into a continuous or semi-continuous commercially viable Bioprocess for producing Bio-BDO from cellulosic sugars generated using Biomass feedstocks via PROESA™ Process Technology (collectively, the “Commercial Process”) at a competitive cash cost relative to petroleum-based BDO. The Parties also desire to discuss options to work together to commercialize in the Territory, Bio-BDO produced using the Commercial Process and Biomass feedstocks at a commercial manufacturing facility co-located with a Third Party.

2.2. Pilot Phase. During the period of performance of the Joint Development Program (the “Pilot Phase”), the objective is to demonstrate the ability to manufacture Bio-BDO via the Bioprocess using cellulosic sugars generated from Biomass feedstocks via the PROESA™ Process Technology in the Pilot Plant Facility. The principal tasks in the Pilot Phase shall consist of those matters set forth in the Development Plan.

ARTICLE III

PILOT PHASE

3.1. Pilot Phase.

(a) During the Pilot Phase, the responsibility of the Parties for costs and expenses will be as set forth in Schedule 3.1(a). Without the approval of the JDC, neither Party will incur any capital expenditures in the performance of the Pilot Phase except as expressly set forth in the Development Plan.

(b) […***…]. The JDC will determine whether the technical and commercial key performance indexes (KPIs) for the Pilot Phase, as set forth in the Development Plan (the “Commercialization KPIs”) have been satisfied. The Pilot Phase will continue until the date that the principal tasks in the Development Plan (and any other tasks reasonably determined by Genomatica) have been completed, whether or not the Commercialization KPIs have been satisfied.

3.2. Deliverables.

1. Genomatica Deliverables.

(a) During the Pilot Phase, Genomatica will be responsible for (i) transferring to the Pilot Plant Facility […***…] which will be subject to review by Chemtex, with the […***…] approved by the JDC and will comply with safety and environmental standards

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required for activities conducted at the Pilot Plant Facility, and (ii) completing the […***…], in each case subject to having sufficient data regarding the Pilot Plant Facility to enable such activities.

(b) During the Pilot Phase, Genomatica will be responsible for providing information regarding Genomatica’s actual Bioprocess costs for use in jointly developed cost models,which are currently cost advantaged relative to petroleum-based BDO plant costs, using dextrose. These costs will be subject to review by Chemtex, through the JDC.

2. Chemtex Deliverables.

(a) During the Pilot Phase, Chemtex will be responsible […***…].

(b) During the Pilot Phase, Chemtex will be responsible for the following:

(i) providing Biomass feedstock to produce cellulosic sugars;

(ii) providing engineering and manufacturing expertise and experience to […***…]; and

(iii) providing Bio-BDO product support services, including […***…].

(c) During the Pilot Phase, Chemtex will be responsible for providing information regarding Chemtex’s actual cost for PROESA™ Process Technology based upon a Biomass standard cost of […***…] $/t d.m. for use in jointly developed cost models. These costs will be subject to review by Genomatica, through the JDC.

3. Joint Deliverables. The Parties will be jointly responsible for the following deliverables under the Development Plan:

(a) jointly developing the overall process cost model, including the PROESA™ cellulosic sugar cost model and the Bio-BDO cost model, that is required to manufacture competitive Bio-BDO; and

(b) preparing the PDP for the overall process on the basis of the result of the Pilot Phase, and

(c) coordinating any external communications regarding the Development Plan.

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3.3. Commercialization Structure. During the Pilot Phase, the Parties will discuss how to work together to commercialize Bio-BDO in the Territory using the Commercial Process. […***…].

ARTICLE IV

COMMERCIALIZATION

4.1. Commercialization Process License. Upon completion of the Pilot Phase, provided that the Bio-BDO produced in the Pilot Phase meets minimum standards of quality and costs, applicable to petroleum-based BDO, which specifications are described on Schedule 4.1, Genomatica will enter into Third Party Agreement discussions and provide written notice to Chemtex identifying the potential Third Party licensee. Genomatica will bear all expenses it incurs in executing Third Party Agreements.

4.2. Negotiation of PROESA™ License Agreement. The Parties will negotiate in good faith the definitive agreements for the PROESA™ License Agreement for the commercialization of Bio-BDO produced using the Commercial Process, including the PROESA™ Process Technology, in the Territory.

4.3. Supply of Biomass Feedstock. […***…].

ARTICLE V

GOVERNANCE OF THE JOINT DEVELOPMENT PROGRAM

5.1. Formation of Joint Development Committee (JDC). Promptly following the Effective Date, the Parties shall form the JDC, and each Party will appoint two of its employees to serve on the JDC. The purpose of the JDC is to oversee, guide, and monitor the conduct of the Joint Development Program under the terms of this JDA. To ensure the success of the Joint Development Program, the JDC will meet regularly and at least quarterly to review the progress towards the objectives of the Joint Development Program. Such meetings may be held in person, or by any means of telecommunications

8	***Confidential Treatment Requested

or video conference, as the JDC members deem necessary or appropriate. The JDC will keep minutes of its meetings, including at a minimum who is in attendance, the subject matter discussed or considered, and any action taken. Decisions of the JDC will be made by unanimous approval, with the representatives of Genomatica collectively having one vote and the representatives of Chemtex collectively having one vote. If the JDC is unable to reach agreement on any matter properly before it, then either Party may, by written notice to the other Party, have such matter referred for resolution pursuant to Section 14.14.

5.2. Responsibilities of JDC. The JDC shall have the following responsibilities and authority:

(a)	to provide a means of communication between the Parties regarding the Joint Development Program;

(b)	subject to and within the parameters of the Development Plan, to monitor and oversee the implementation of the Development Plan;

(c)	to review and approve any amendments or modifications to the Development Plan; and

(d)	such other responsibilities as expressly assigned to the JDC under this JDA or by written agreement of the Parties.

5.3. Reservation of Rights. Matters outside the scope of the Joint Development Program and internal to each Party are not under the purview of the JDC. Such matters include but are not limited to internal personnel policies and programs, budgeting, finance, commercial and marketing strategies, and business decisions. However, the Parties agree to communicate with each other promptly on those matters which, while outside the scope of the Joint Development Program, nevertheless may reasonably be expected to affect the Joint Development Program.

5.4. Independent Contractors. Each party is an independent contractor and shall retain complete control and responsibility for its own operations and employees. Nothing in this JDA shall be construed to constitute either Party as a partner, agent or representative of the other Party. Neither Party shall have the right or authority to assume or create any obligation on behalf of or in the name of the other, or to bind the other in any manner whatsoever.

ARTICLE VI

ADDITIONAL OBLIGATIONS OF CHEMTEX

6.1. Supply of Storage Equipment and Instrumentation. Chemtex shall supply […***…].

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6.2. Installation of Equipment and Instrumentation. Chemtex shall coordinate the installation of all equipment and instrumentation (including any Genomatica-supplied equipment or instrumentation) at the Facilities. The equipment and instrumentation, together with the Facilities, shall be accessible, upon reasonable prior notice, to Genomatica employees assigned to support the Joint Development Program.

6.3. Services. Chemtex shall supply (i) technical and engineering services for the Facilities and (ii) employees to operate the Facilities.

6.4. Access to Information and Data. Chemtex shall provide Genomatica reasonable access to all Confidential Information, technical information, and data used during and data generated from the startup and operation of the Facilities.

ARTICLE VII

ADDITIONAL OBLIGATIONS OF GENOMATICA

7.1. […***…]. During the Pilot Phase and in accordance with the Development Plan, Genomatica shall […***…] pursuant to this JDA.

7.2. […***…] [.…***…] required to be supplied by Genomatica under the Development Plan as well as […***…] defined in detail in the Development Plan.

7.3. Availability of Technical Employees. Genomatica shall make available such technical employees at the Facilities reasonably required by Chemtex to assist in the development of the Bioprocess as provided in the Development Plan. Genomatica shall cause its employees to comply with Chemtex’s safety, health, and environmental policies and procedures.

ARTICLE VIII

INTELLECTUAL PROPERTY

8.1. Background Intellectual Property. Each Party acknowledges and agrees that, as between the Parties, each Party is and shall remain the sole and exclusive owner of all right, title, and interest in and to its Background Intellectual Property, and that this JDA does not affect such ownership. Each Party acknowledges that it acquires no rights under this JDA to the other Party’s Background Intellectual Property other than the limited rights specifically granted in this JDA.

8.2. Process Intellectual Property. All Process Intellectual Property, other than the PROESA™ Intellectual Property, will be owned by Genomatica. Chemtex hereby irrevocably transfers, conveys and assigns to Genomatica all of its right, title, and interest in the Process Intellectual Property, other than the PROESA™ Intellectual Property, and agrees to execute such documents, render such assistance, and take such other action as Genomatica may reasonably request, at Genomatica’s expense, to apply for, register, perfect, confirm, and protect Genomatica’s ownership rights in such Process Intellectual

10	***Confidential Treatment Requested

Property. The Parties shall use commercially reasonable efforts to promptly disclose and jointly identify all Process Intellectual Property during the term this JDA. Under the PROESA™ License Agreement, Chemtex will grant to Genomatica the exclusive right under the Chemtex Intellectual Property and PROESA™ Intellectual Property to use the PROESA™ Process Technology with and as part of the Commercial Process. Chemtex shall render such assistance, and take such other action as Genomatica may reasonably request, to protect Genomatica’s license rights in the Chemtex Intellectual Property and PROESA™ Intellectual Property.

8.3. JDA Intellectual Property. JDA Intellectual Property first conceived or reduced to practice solely by employees and/ or consultants of a Party shall be owned solely by such Party, and JDA Intellectual Property first conceived or reduced to practice jointly by employees and/or consultants of both Parties shall be owned […***…]. A Party shall have the exclusive right to apply for or register any patents and other proprietary protections with respect to the JDA Intellectual Property solely owned by such Party, including, for example, improvements, modifications, or uses of existing technology in different areas. The Parties through the JDC shall agree which Party shall apply for and register any patents and other proprietary protections with respect to the […***…], and shall cooperate in such activities, including sharing copies of filings with adequate time for review and comment by the other Party, and assembling inventorship information and data for filing such patent applications. Each Party shall have the right to use and practice, and grant licenses to use and practice, all […***…], without the consent of or any duty of accounting to the other Party; provided that Chemtex shall not have the right to use and practice, or grant licenses to use and practice, […***…] for the development, production, sale and distribution of BDO; and provided that Genomatica shall not have the right to use and practice, or grant licenses to use and practice, […***…].

8.4. No Implied Licenses. No license or right is granted by implication or otherwise with respect to any patent application or patent except as may be specifically set forth in this JDA. Chemtex and Genomatica will promptly notify the other in writing if such Party (a) becomes aware of any Intellectual Property of a Third Party that would be infringed by the activities under the Joint Development Program, (b) receives a written claim or notice of infringement of any Intellectual Property of a Third Party related to the activities under the Joint Development Program or (c) is sued for infringement of any Intellectual Property of a Third Party as a result of the activities under the Joint Development Program.

ARTICLE IX

GRANT OF RIGHTS

9.1. Limited License for Joint Development Program. Subject to the terms and conditions of this JDA, Genomatica hereby grants to Chemtex a non-exclusive, non-sublicensable (except to Chemtex’s Affiliates), royalty-free license to use Genomatica Intellectual Property directly relevant to the Joint Development Program within the Pilot

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Plant Facility, solely for purposes of performing Chemtex’s obligations under the Joint Development Program during the term of this JDA. Subject to the terms and conditions of this JDA, Chemtex hereby grants to Genomatica a non-exclusive, non-sublicensable (except to Genomatica’s Affiliates), royalty-free license to use Chemtex Intellectual Property and PROESA™ Intellectual Property directly relevant to the Joint Development Program within the Territory solely for purposes of performing Genomatica’s obligations under the Joint Development Program during the term of this JDA. If a Party grants a sublicense of the license under this Section 9.1 to any of its Affiliates, such Party shall cause its Affiliates to comply with all obligations of such Party hereunder, including, without limitation, Articles VIII and X; provided that such Party shall at all times be fully responsible for the performance of such Affiliate.

9.2. Reservation of Rights to Intellectual Property. Chemtex reserves all rights under the Chemtex Intellectual Property and PROESA™ Intellectual Property, subject only to the license granted to Genomatica in Section 9.1, and Genomatica reserves all rights under the Genomatica Intellectual Property, subject only to the licenses granted to Chemtex in Section 9.1. Notwithstanding anything to the contrary in this JDA, the Parties acknowledge and agree that general knowledge about operation of the Facilities learned or observed in the course of the Joint Development Agreement may be used by either Party.

9.3. Mutual Agreements. Chemtex agrees not to practice the Genomatica Intellectual Property and the JDA Intellectual Property developed jointly by the Parties, and Genomatica agrees not to practice the Chemtex Intellectual Property, PROESA™ Intellectual Property and the JDA Intellectual Property developed jointly by the Parties, in each case except as expressly permitted in this JDA or other written agreement between the Parties.

9.4. No Use of Names. Except as otherwise provided herein, no right, express or implied, is granted by this JDA to use in any manner the name “Chemtex” or “Genomatica” or any other trademark, service mark, or trade name of the other Party in connection with the performance of this JDA.

ARTICLE X

CONFIDENTIAL INFORMATION

10.1. Confidentiality. Each Party (in such capacity, the “receiving Party”) agrees to maintain the confidentiality of, and not disclose to any other Person, all Confidential Information of the other Party (in such capacity, the “disclosing Party”) and not to use the Confidential Information of the other Party except for the purposes of this JDA or pursuant to the terms of a Commercialization Agreement, in each case for […***…] from the Effective Date of this JDA. The obligation of confidentiality, nondisclosure and nonuse shall not apply to Confidential Information which:

(a)	is or becomes public through no fault of the receiving Party;

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(b)	is known by the receiving Party at the time of disclosure as shown by prior written records;

(c)	is disclosed to the receiving Party by a Third Party entitled to disclose it without obligation of confidentiality, […***…]

(d)	[…***…].

10.2. Permitted Disclosures. Each Party may disclose Confidential Information belonging to the other Party:

(a) to its own employees or consultants who are subject to binding obligations concerning confidential information and inventions, to the extent such disclosure is reasonably necessary in connection with the activities contemplated by this JDA, provided that the disclosing Party shall be responsible for any breach thereof by its own employees or consultants;

(b) to the extent such disclosure is reasonably necessary for filing or prosecuting patents as expressly permitted by Article VIII; or

(c) to the extent such disclosure is reasonably necessary for prosecuting or defending litigation or complying with applicable laws, rules or governmental regulations, providing that in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to this clause (c), it shall, except where impracticable or not permitted by Law, give reasonable advance notice to the other Party of such disclosure and use commercially reasonable efforts, at the cost of the other Party, to secure confidential treatment of such information.

10.3. Permitted Disclosure of Material Terms of this JDA. A Party shall have the right to disclose the material terms of this JDA (a) to any Person retained by such Party to perform legal, accounting, engineering or similar services and who have a need to know such terms in order to provide such services and (b) to Third Parties in connection with due diligence or similar investigations by such Third Parties, provided that any such Person or Third Party is bound to confidentiality obligations consistent in all material respects with the terms of this Article X.

10.4. Publicity. In any event, each Party agrees to take all reasonable action to avoid disclosure of the other Party’s Confidential Information hereunder. Promptly following the Effective Date, the Parties will coordinate issuing a press release concerning this JDA (which may be a joint press release or separate press releases by each Party), subject to mutual agreement of the Parties on the content of such press release. If either Party desires to, or is required by Law or stock exchange requirements to, make a public announcement concerning this JDA or the subject matter hereof after such initial press release, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and comment.

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10.5. JDA Terms Are Confidential Information of Both Parties. Except for public statements agreed to by the Parties or for disclosures that are in the reasonable judgment of a Party required by Law or stock exchange listing requirements, the Parties agree that the existence, material terms, and the subject matter of this JDA shall be considered Confidential Information of both Parties.

10.6. Equitable Remedies. Each Party acknowledges and agrees that the other Party’s remedies at law for breach or threatened breach of any of the provisions of this Article 10 would be inadequate and, in recognition of that fact, in the event of any such breach or threatened breach, it is agreed that, in addition to other remedies to which it may be entitled, the other Party will be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction without the necessity of posting bond, or any other equitable remedy which may then be available; provided, that nothing herein contained will be construed as prohibiting the non-breaching Party from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from such breaching Party.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.1. Representations and Warranties of Genomatica. Genomatica represents and warrants to Chemtex as of the Effective Date that:

(a) Genomatica is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Genomatica has all requisite power and authority to carry on its business and to own and use the assets and properties owned and used by it.

(b) Genomatica has all requisite power and authority to execute and deliver this JDA and to perform its obligations hereunder. The execution and delivery of this JDA by Genomatica and the performance by Genomatica of its obligations hereunder have been duly and validly authorized by all necessary action on the part of Genomatica. This JDA has been duly and validly executed and delivered by Genomatica and, assuming the due authorization, execution and delivery by Chemtex, constitutes a valid and binding obligation of Genomatica enforceable against Genomatica in accordance with its terms.

(c) The execution and delivery of this JDA by Genomatica and the performance by Genomatica of its obligations hereunder, does not and will not, as the case may be, (i) conflict with or violate any provision of the Certificate of Incorporation or the Bylaws of Genomatica, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, agreement or arrangement (written or oral), franchise or permit to which Genomatica is a party or by which Genomatica is bound, (iii) result in the imposition of any lien, claim, charge or encumbrance upon any Genomatica Intellectual Property, or (iv) violate any Law applicable to Genomatica.

(d) There is no action, suit, proceeding, claim, or investigation pending or threatened against Genomatica, in any court or by or before any governmental authority, or before any arbitrator of any kind, which, if adversely determined, would restrict the ability of Genomatica to perform its obligations hereunder. Genomatica knows of no basis for any such action, suit, claim, investigation, or proceeding.

(e) Genomatica is the exclusive owner of the Background Intellectual Property included in the Genomatica Intellectual Property, and it has the right to grant Chemtex the limited license under Section 9.1 without conflict with the rights of any Third Party, or has secured all necessary and appropriate consents to license the same.

(f) The Background Intellectual Property included in the Genomatica Intellectual Property is not subject to any claims, encumbrances, liens, licenses, judgments and/or security interests that could reasonably be expected to have an adverse effect on the right to practice such Background Intellectual Property in the Bio-BDO Field, and none of the Background Intellectual Property included in the Genomatica Intellectual Property is the current subject of any litigation, interference or opposition proceeding.

(g) Genomatica is unaware of any publications or activities (including, without limitation, patents, articles, and public uses or sales) by it or others, which could reasonably be expected to invalidate any claim(s) of any patent or patent application within the Background Intellectual Property included in the Genomatica Intellectual Property.

(h) Genomatica is not aware of any valid Third Party Intellectual Property that could reasonably be expected to be infringed or asserted to be infringed by practice of the Background Intellectual Property included in the Genomatica Intellectual Property in the performance of the Joint Development Program pursuant to this JDA.

(i) Genomatica has and will continue to have the legal power to extend the rights granted to Chemtex in this JDA with respect to Process Intellectual Property and JDA Intellectual Property owned by Genomatica, and it has not made and will not make any commitments to others inconsistent with or in derogation of such rights.

(j) Genomatica has, and will through the term of this JDA, cause its employees who work on the Joint Development Program to disclose to it inventions within the scope of JDA Intellectual Property or Process Intellectual Property and to assign to it rights in such inventions, it being understood that if due care and diligence are used, any inadvertent failure to comply with this Section 11.1(j) will not constitute a breach of this JDA.

11.2. Representations and Warranties of Chemtex. Chemtex represents and warrants to Genomatica as of the Effective Date that:

(a) Chemtex is a corporation validly existing and in good standing under the laws of the country of Italy. Chemtex has all requisite power and authority to carry on its business and to own and use the assets and properties owned and used by it.

(b) Chemtex has all requisite power and authority to execute and deliver this JDA and to perform its obligations hereunder. The execution and delivery of this JDA by Chemtex and the performance by Chemtex of its obligations hereunder have been duly and validly authorized by all necessary action on the part of Chemtex. This JDA has been duly and validly executed and delivered by Chemtex and, assuming the due authorization, execution and delivery by Genomatica, constitutes a valid and binding obligation of Chemtex enforceable against Chemtex in accordance with its terms.

(c) The execution and delivery of this JDA by Chemtex and the performance by Chemtex of its obligations hereunder, does not and will not, as the case may be, (i) conflict with or violate any provision of the Certificate of Incorporation or By-Laws of Chemtex, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, agreement or arrangement (written or oral), franchise or permit to which Chemtex is a party or by which Chemtex is bound, (iii) result in the imposition of any lien, claim, charge or encumbrance upon any Chemtex Intellectual Property, or (iv) violate any Law applicable to Chemtex.

(d) There is no action, suit, proceeding, or material claim or investigation pending or threatened against Chemtex, in any court or by or before any governmental authority, or before any arbitrator of any kind, which, if adversely determined, would restrict Chemtex’s ability to perform its obligations hereunder. Chemtex knows of no basis for any such action, suit, claim, investigation, or proceeding.

(e) Chemtex is the exclusive owner of the Background Intellectual Property included in the Chemtex Intellectual Property, and it has the right to grant Genomatica the limited license under Section 9.1 without conflict with the rights of any Third Party, or has secured all necessary and appropriate consents to license the same.

(f) The Background Intellectual Property included in the Chemtex Intellectual Property is not subject to any claims, encumbrances, liens, licenses,

judgments and/or security interests that could reasonably be expected to have an adverse effect on the right to practice such Background Intellectual Property in the Bio-BDO Field, and none of the Background Intellectual Property included in the Chemtex Intellectual Property is the current subject of any litigation, interference or opposition proceeding.

(g) Chemtex is unaware of any publications or activities (including, without limitation, patents, articles, and public uses or sales) by it or others, which could reasonably be expected to invalidate any claim(s) of any patent or patent application within the Background Intellectual Property included in the Chemtex Intellectual Property.

(h) Chemtex is not aware of any Third Party Intellectual Property that could reasonably be expected to be infringed or asserted to be infringed by practice of the Background Intellectual Property included in the Chemtex Intellectual Property in the performance of the Joint Development Program pursuant to this JDA.

(i) Chemtex has and will continue to have the legal power to extend the rights granted to Genomatica in this JDA with respect to Chemtex Intellectual Property, PROESA™ Intellectual Property and JDA Intellectual Property owned by Chemtex, and it has not made and will not make any commitments to others inconsistent with or in derogation of such rights.

(j) Chemtex has, and will through the term of this JDA, cause its employees who work on the Joint Development Program to disclose to it inventions within the scope of JDA Intellectual Property, PROESA™ Intellectual Property or Process Intellectual Property and to assign to it rights in such inventions, it being understood that if due care and diligence are used, any inadvertent failure to comply with this Section 11.2(j) will not constitute a breach of this JDA.

11.3. Notice of Developments. The Parties will give prompt written notice to each other of (a) any event or development causing a breach of any of their respective representations and warranties contained in this JDA, (b) any failure to comply with or satisfy any covenant or agreement to be complied with by such Party hereunder and (c) any event or development that, individually or in the aggregate, could reasonably be expected to result in a breach of any of their respective representations and warranties contained in this JDA or the failure to comply with or satisfy any covenant or agreement to be complied with by such Party hereunder. No disclosure by any Party pursuant to this Section 11.3, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty or breach of covenant. During the term of this JDA, no Party shall take any action or agree to take any action, either orally or in writing, that could reasonably be expected to result in a breach of any of their respective representations and warranties contained in this JDA or any failure to comply with or satisfy any covenant or agreement to be complied with by such Party hereunder.

11.4 DISCLAIMER OF WARRANTIES. Except as specifically provided in this Article XI, each Party disclaims all warranties of any kind, express or implied, to the fullest extent permitted by Law, including but not limited to the implied warranties of merchantability, fitness for particular purpose and noninfringement. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH REGARD TO THE SUCCESS OF THE JOINT DEVELOPMENT PROGRAM OR THE USEFULNESS OF ANY BACKGROUND INTELLECTUAL PROPERTY, PROCESS INTELLECTUAL PROPERTY OR JDA INTELLECTUAL PROPERTY.

ARTICLE XII

INDEMNIFICATION

12.1. Indemnification by Genomatica. Genomatica shall indemnify, defend, and hold harmless Chemtex and its Representatives from and against any and all damages, losses, liabilities, judgments, awards, costs, and expenses of any nature whatsoever, including reasonable attorneys’ fees and court costs (collectively, “Damages”), incurred by any of them as a result of (a) any Third Party claims, actions, suits or proceedings arising from any breach of any representation, warranty, covenant or agreement of Genomatica herein or (b) any Third Party claims that the practice of the Background Intellectual Property included in the Genomatica Intellectual Property in the performance of the Joint Development Program pursuant to this JDA infringes Intellectual Property of such Third Party.

12.2. Indemnification by Chemtex. Chemtex shall indemnify, defend, and hold harmless Genomatica and its Representatives from and against any and all Damages incurred by any of them as a result of (a) any Third Party claims, actions, suits or proceedings arising from any breach of any representation, warranty, covenant or agreement of Chemtex herein or (b) any Third Party claims that the practice of the Background Intellectual Property included in the Chemtex Intellectual Property in the performance of the Joint Development Program pursuant to this JDA infringes Intellectual Property of such Third Party.

12.3. Control of Defense. Except as specifically provided in this section, any Person entitled to indemnification under this Article XII shall give written notice to the indemnifying Party of any claims that may be subject to indemnification, promptly after learning of such claim, and the indemnifying Party shall assume the defense of such claims with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying Party with counsel so selected, the indemnifying Party will not be subject to any liability for any settlement of such claims made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such claims.

12.4. Remedies. No remedy set forth in this JDA is intended to be exclusive of any other remedy. Each remedy shall be in addition to every other remedy provided hereunder, or now or hereafter existing at law, in equity, by statute, or otherwise.

ARTICLE XIII

TERM AND TERMINATION

13.1. Termination by the Parties. This JDA may be terminated:

(a) by mutual written consent of Chemtex and Genomatica;

(b) by Genomatica in the event Chemtex has breached in any material respect any representation, warranty, covenant or agreement of Chemtex contained in this JDA, Genomatica has notified Chemtex of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach;

(c) by Chemtex in the event Genomatica has breached in any material respect any representation, warranty, covenant or agreement of Genomatica contained in this JDA, Chemtex has notified Genomatica of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach;

Any termination of this JDA pursuant to Section 13.1 shall be effective upon the delivery of written notice of the terminating Party to the other Party.

13.2. Automatic Termination. This JDA shall automatically terminate, unless the Parties agree otherwise, upon:

(a) the mutual decision by the Parties to discontinue the Joint Development Program;

(b) the expiration of five years from the Effective Date; or

(c) the date on which Genomatica enters into a Third Party Agreement.

13.3. Effect of Termination. Upon termination of this JDA pursuant to this Article XIII all rights and obligations of the Parties under this JDA shall terminate, except as provided in this Section 13.3. Upon termination of this JDA, Genomatica shall have the right to remove at its cost any equipment or materials that it has supplied or paid for pursuant to Section 7.2 hereof, provided that it elects to exercise that right within 60 days after the date of termination. Termination of this JDA shall not relieve or release either Party of any right or obligation which, at the time of such termination, has already accrued to such Party or which is attributable to a period prior to such termination, nor will any expiration or termination of this JDA preclude either Party from pursuing all rights and remedies it may have under this JDA, at law or in equity, with respect to breach of this JDA. The provisions set forth in Sections 9.2, 9.3, 9.4, 11.4 and 13.3 and Articles I, VIII, X, XII and XIV shall remain in full force and effect and survive any termination of this JDA. The expiration or termination of this JDA shall not affect any PROESA™ License Agreement entered into prior to such expiration or termination, which shall remain in effect in accordance with its terms.

ARTICLE XIV

GENERAL TERMS

14.1. Non-Solicitation. During the term of this JDA and for a period of […***…] after the termination of this JDA, unless otherwise agreed to by the Parties, each Party agrees that it will not and will not permit its Affiliates to directly or indirectly solicit for employment or consulting any employee of the other Party or its Affiliates; provided that in no event will listing or advertising any employee or consultant position in any publicly available source or hiring or engaging any person who contacts a Party or its Affiliate based upon such listing or advertisement be a breach of this Section 14.1.

14.2. Force Majeure. The Parties shall be exempt from liability in respect of any failure to perform their obligations under this JDA due to circumstances beyond their reasonable control, including but not limited to those arising from: (i) war, acts of terrorism, fire, epidemic, flood or other acts of God, explosion, civil commotion, strike, lock-out or labor disturbances, acts, regulations or laws of any government, or failure of public utilities or common carriers, (ii) inability to procure raw materials due to shortages of raw materials, or (iii) prevention from or hindrance in obtaining energy or other utilities. The Party so affected shall give written notice to the other Party of any such force majeure event and shall use its good faith efforts to avoid or remove such causes of non-performance and to continue performance whenever such causes are removed. Should the event(s) of force majeure suffered by a Party extend beyond a three (3)-month period, the other Party may then terminate this JDA by written notice to the non-performing Party, with the consequences of such termination as set forth in Section 13.3.

14.3. Notices. Except as expressly set forth to the contrary in this JDA, all notices, requests, or consents provided for or permitted to be given under this JDA must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission; and a notice, request, or consent given under this JDA is effective on receipt by the person to receive it. All notices, requests, and consents to be sent to a Party must be sent to or made at the following addresses (or such other address as that a Party may specify by notice to the other Party).

If to Chemtex:	Chemtex Italia S.r.l.
Strada Ribrocca n. 11
15057 Tortona (AL) Italy
Attention: Corporate R&D Director
Facsimile: (39) 0131-81-1759

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with a copy to:	Chemtex International Inc.
1979 Eastwood Road
Wilmington, NC 28403
Attention: General Counsel
Facsimile: (910) 509-4567

If to Genomatica, to:	Genomatica, Inc.
10520 Wateridge Circle
San Diego, CA 92121
Attention: Chief Technology Officer
Facsimile: (858) 824-1772

with a copy to:	Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Kay Chandler
Facsimile: (858) 550-6420

Whenever any notice is required to be given by law or this JDA, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

14.4. Entire Agreement; Superseded. This JDA, together with the Exhibits hereto and the MOU and, as applicable, the PROESA™ License Agreement, constitutes the entire agreement of the Parties relating to the subject matter hereof and thereof and supersedes all prior contracts or agreements with respect to the development of a process for Bio-BDO, whether oral or written, including the NDA.

14.5. Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Party in the performance by that Party of its obligations is not a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party. Failure on the part of a Party to complain of any act of any Party or to declare the other Party in default, irrespective of how long that failure continues, does not constitute a waiver by that Party of its rights with respect to that default until the applicable statute-of-limitations period has run.

14.6. Amendment or Modification. This JDA may be amended, modified, or supplemented only by a written instrument duly executed by each of the Parties to, which instrument shall specifically indicate that it is the desire of the Parties to amend, modify or supplement this JDA, and similarly may be waived only by a written instrument duly executed by the waiving Party.

14.7. Binding Act. This JDA is binding on and inures to the benefit of the Parties and their respective heirs, legal representatives, successors, and assigns.

14.8. Governing Law. THIS JDA IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS JDA TO THE LAW OF ANOTHER JURISDICTION.

14.9. Severability. If any provision of this JDA or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this JDA and the application of that provision to other persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law.

14.10. Further Assurances. In connection with this JDA and the transactions contemplated hereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this JDA and those transactions.

14.11. No Third Party Beneficiaries. The provisions hereof are solely for the benefit of the Parties and are not intended to, and shall not be construed to, confer a right or benefit on any other person.

14.12. Counterparts. This JDA may be executed in any number of counterparts with the same effect as if all signing Parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

14.13. Assignability. Unless expressly provided otherwise in this JDA, no Party shall have the right to assign or otherwise transfer its rights or obligations under this JDA, except with the written consent of the other Party, not to be unreasonably withheld or delayed; provided, however, that a Party may, without the other Party’s consent, assign or otherwise transfer its rights or obligations under this JDA to (a) a successor in interest to all or substantially all of the business of such Party to which this JDA relates, whether by merger, sale of stock, sale of assets or otherwise, or (ii) any Affiliate. In the event of any assignment of this JDA by a Party to its Affiliate pursuant to this Section 14.13, the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such rights and obligations by such Affiliate. Any assignment of this JDA in contravention of this Section 14.13 shall be null and void.

14.14. Resolutions of Disputes.

(a) The Parties will use commercially reasonable efforts to resolve any dispute through good faith negotiations. If within […***…] of any dispute being notified to the other Party the dispute has not been satisfactorily concluded, then unless otherwise agreed, the Parties shall refer the dispute to the Chief Executive Officer of Chemtex and the Chief Executive Officer of Genomatica. If within […***…] of the dispute being referred to the individuals referenced in the prior sentence the dispute has not been

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satisfactorily concluded, then either Party may (but is not required to) refer the dispute for resolution  pursuant to Section 14.14(b).

(b) Following negotiations pursuant to Section 14.14(a), any remaining dispute, controversy, or claim arising under, out of or relating to this JDA (and subsequent amendments thereof), its validity, binding effect, interpretation, performance, breach or termination, including tort claims, shall be finally determined by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, as in force at the time when the arbitration is initiated. The arbitral tribunal shall consist of three (3) mutually acceptable arbitrators. The place of arbitration shall be […***…]. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

14.15. Headings and Recitals. The headings and recitals used herein are for ease of reference and information and do not affect the interpretation of the Article to which they relate or the interpretation of this JDA in any other respect.

14.16. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ITS AFFILIATES FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, IN TORT INCLUDING NEGLIGENCE, BY STATUTE OR UNDER ANY QUASI-CONTRACTUAL THEORY OF LIABILITY, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The foregoing limitations of liability and damages will not apply and nothing in this JDA shall affect either Party’s liability for breach of any obligation specified in Article X or either Party’s indemnification obligations under Article XII.

[signature page follows]

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IN WITNESS WHEREOF, the Parties caused this Joint Development Agreement to be executed by their duly authorized and empowered representatives as of the Effective Date.

CHEMTEX ITALIA S.R.L.

By: /s/ Illegible

Title: Chief Technology Officer

GENOMATICA, INC.

By: /s/ William Baum

Title: Executive Chairman

SIGNATURE PAGE TO JOINT DEVELOPMENT AGREEMENT

SCHEDULE 1.2.12

DEVELOPMENT PLAN

1.	Definition of the […***…]

2.	Delivery of […***…]

3.	Definition of […***…]

4.	Definition of […***…]

5.	APPROVAL OF […***…]

6.	Execution of […***…]

7.	Start up of the plant

8.	Operation of the pilot plant.

9.	[…***…]

During operation the following aspect will be tested:

[…***…]

TIMING:

[…***…]

Commercialization KPIs

Overall process that […***…]

Quality: […***…]

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Schedule 1.2.16

GENOMATICA MICROORGANISMS

[…***…]

1

SCHEDULE 1.2.32

MOU

Biomass to Chemicals Partnership

Memorandum of Understanding (MOU)

(Non-Binding)

February 14, 2011

The purpose of the MOU is to set forth the basis for a series of Agreements establishing a partnership between Gruppo M&G and Genomatica for the development and commercialization of process technologies to produce major basic and intermediate chemicals from biomass. This MOU is intended by the parties to be non-binding, does not contain all of the terms necessary to effect the transactions contemplated hereby, and if the parties wish to proceed with the transaction, the terms of any such agreements effecting the transaction shall be embodied in a definitive agreement or agreements.

1

[…***…]

Gruppo M&G and Genomatica seek to enter into a partnership that will lead the way for commercial production of major industrial chemicals from biomass, […***…] Together the companies will […***…] enabling the conversion of cellulosic biomass into major industrial chemicals, […***…] The partnership will begin in Q2’11 with a focus on 1,4-butanediol (BDO) […***…]. In addition the parties may enter into a third aspect of the partnership to pursue the production of […***…].

1.	Gruppo M&G Background

Gruppo M&G is privately held company in Italy owned by the Ghisolfi family with […***…] (“PROESATM technology”). Chemtex is currently building a 45KT cellulosic ethanol facility in Crescentino, Italy […***…].

2.	Genomatica Background

Genomatica is a privately-held venture capital backed company in the US. Genomatica aims to become the leading sustainable chemicals company in the world in terms of both the production of sustainable chemicals as well as the development of innovative process

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technologies to convert renewable feedstocks into chemicals. Genomatica has developed a novel bioprocess that offers the first low-cost direct route for the production of renewable BDO. This process will deliver a cost-advantage versus the current production of BDO from hydrocarbon feedstocks. Genomatica is currently driving initial commercial production of Bio-BDO from dextrose in the US to demonstrate the process at commercial scale targeting initial production from an integrated facility by the end of 2013, with possible toll manufacturing of the first Bio-BDO in 2012. In addition Genomatica has established intellectual property that forms the basis of other bioprocesses targeting 20+ basic and intermediate chemicals, and seeks to develop processes for many of these chemicals including […***…].

3.	Scope

[…***…]:

1.

Development and Commercialization of Biomass to BDO – In the coming months Genomatica and Chemtex will aim to establish a joint development agreement to develop the complete biomanufacturing process for making BDO from cellulosic biomass (2G-BDO, 2nd generation BDO process), and drive a path for the initial commercialization in […***…].

[…***…].

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[…***…]

4.	Development and Commercialization of Biomass to BDO

[…***…]

It is the desire of M&G/Chemtex and Genomatica to coordinate on impactful public announcements around the partnership for biomass to chemicals.

[…***…]

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Chemtex-Genomatica Exclusive Joint Development Agreement for Biomass to BDO

Genomatica and Chemtex will form an exclusive partnership to develop and license a commercial process for biomass to BDO integrating PROESATM technology with Genomatica BDO fermentation technology and relevant needed separation technology. (2G-BDO)

[…***…]

Genomatica’s current BDO process will […***…] use biomass feedstock derived from the Chemtex PROESA technology. The combined process will then be demonstrated at approximately a 1 ton/day of biomass scale in an integrated demonstration plant that will be operational in H1’12 that will be similar to the existing pilot plant in Rivalta that has been the basis for generating the basic engineering package for the current commercial cellulosic ethanol facility being constructed in Crescentino.

[…***…]

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[…***…]

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M&G-Chemtex-Genomatica Commercial Agreement for Biomass to BDO

Genomatica and M&G will agree to engage in exploring the first commercial plant for producing BDO from biomass. Genomatica will drive the commercialization as part of its BDO business, and M&G (directly or through a nominated third party) will at a minimum provide guaranteed off-take of a certain quantity of BDO for […***…]. Initial commercialization will target […***…]. Initial estimated capacity is 20-45KT.

[…***…]

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[…***…]

As part of this partnership, Genomatica and M&G will enter into a Sponsored Research Agreement that will begin in […***…].

[…***…]

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[…***…]

GRUPPO M&G	GENOMATICA, INC.

Signature:	Signature:

Name:	Name:

Title:	Title:

Date:	Date:

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SCHEDULE 3.1(a)

RESPONSIBILITY OF PARTIES FOR EXPENSES

ITEM	Responsibility
Genomatica Personnel cost and travelling expenses both in Genomatica lab and in Chemtex Lab	[…***…]
Chemtex Personnel cost and travelling expenses both in Genomatica lab and in Chemtex Lab	[…***…]
Cost of biomass feedstock for testing and running pilot plant	[…***…]
Equipment, instrumentation and installation cost needed to modify the pilot line in order to produce 2G-BDO	[…***…]
Cost of BDO disposal if not used for testing	[…***…]
Cost of preparation of PDP	[…***…]
All activities for product storage, testing	[…***…]
Sample delivery	[…***…]

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Schedule 4.1

BDO Specification

[...***...]

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